Exhibit 99.1

May 31, 2024

U.S. Bank Trust Company, National Association

633 West Fifth Street, 24th Floor

Los Angeles, CA 90071

Attention: B. Scarbrough (Shockwave Medical, Inc. Convertible Senior Notes due 2028)

The Depository Trust Company

Announcements Department

140 58th Street

Brooklyn, NY 11220

Attention: Announcement Department

Re:

Shockwave Medical, Inc. – Notice of Supplemental Indenture, Fundamental Change and Make-Whole Fundamental Change to Trustee, Paying Agent, Conversion Agent and Holders of 1.00% Convertible Senior Notes due 2028 (CUSIP No. 82489T AA2)*

To Trustee, Paying Agent, Conversion Agent and Holders:

Reference is made to that certain Indenture, dated as of August 15, 2023 (as may be amended or supplemented from time to time, the “Original Indenture”), between Shockwave Medical, Inc., a Delaware corporation (the “Company”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and as the paying agent (“Paying Agent”) and the conversion agent thereunder (the “Conversion Agent”), in connection with the Company’s issuance of $750,000,000 aggregate principal amount of its 1.00% convertible senior notes due 2028 (the “Notes”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Original Indenture.

As previously disclosed, on April 4, 2024, the Company entered into that certain Agreement and Plan of Merger, dated as of April 4, 2024 (as amended, supplemented, restated or otherwise modified, the “Merger Agreement”), by and among the Company, Johnson & Johnson, a New Jersey corporation (“Parent”) and Sweep Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent. On May 31, 2024 (the “Effective Date”), the transactions contemplated by the Merger Agreement were consummated. At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock (“Company Shares”) outstanding immediately prior to such time (other than the shares held by (1) Parent, Merger Sub or the Company (as treasury stock or otherwise), or by any of their direct or indirect wholly owned subsidiaries immediately prior to the Effective Time, in each case other than shares held on behalf of third parties and (2) stockholders who were entitled to demand and who properly and validly demanded (and did not subsequently withdraw or fail to perfect) their statutory rights of appraisal in respect of such shares in compliance in all respects with applicable law) were automatically converted into the right to receive $335.00 per share in cash, without interest and less any applicable withholding of taxes.

On the Effective Date, the Company (i) notified the Nasdaq Stock Market LLC (“Nasdaq”) of the consummation of the Merger and its intent to remove all Company Shares from the Nasdaq Global Select Market (the “Delisting”) and (ii) requested that Nasdaq (A) halt trading of Company Shares effective before the opening of trading on May 31, 2024, and (B) file with the Securities and Exchange Commission (“SEC”) a Form 25 Notification of Removal from Listing and/or Registration to delist and deregister the Company Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following the effectiveness of such Form 25, the Company intends to file with the SEC a Certification and Notice of Termination of Registration on Form 15 under the Exchange Act, requesting the termination of registration of the Company Shares under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

The consummation of the Merger constitutes a “Merger Event” (as defined in Section 4.07 of the Original Indenture), and each of the Merger and the Delisting constitutes a “Fundamental Change” and a “Make-Whole Fundamental Change” (each as defined in Section 1.01 of the Original Indenture).

Accordingly, this letter shall serve as notice under Section 3.05(b) and Section 4.04(b) of the Original Indenture that a “Fundamental Change” and a “Make-Whole Fundamental Change,” respectively, is deemed to have occurred at the Effective Time.

1.	Execution of Supplemental Indenture and Notice of Reference Property

Pursuant to Sections 4.07(a) and 10.01(h) of the Original Indenture, and as a result of the consummation of the Merger Event on the Effective Date, the Company and the Trustee executed a supplemental indenture (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”). The Company hereby notifies Holders of the execution of the Supplemental Indenture pursuant to Section 4.07(b) of the Original Indenture.

The Supplemental Indenture provides:

(i)

at the Effective Time, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes solely into a number of units of Reference Property in an aggregate amount equal to the Conversion Rate in effect on the Conversion Date (subject to any adjustments under Section 4.04 of the Original Indenture), with a “unit of Reference Property” being $335.00 in cash, without interest;

(ii)

in the case of a conversion in connection with a Make-Whole Fundamental Change as described in Section 4.04 of the Original Indenture, Holders have the right to receive cash equal to $1,293.23 per $1,000 principal amount of Notes based on a Conversion Rate equal to (i) 3.4595 shares of Common Stock per $1,000 principal amount of Notes plus (ii) 0.4009 Additional Shares (as defined below) (which 0.4009 Additional Shares are payable as determined by reference to the table set forth in Section 4.04(f) of the Indenture based on the Effective Date of the Make-Whole Fundamental Change being May 31, 2024 and the Stock Price paid per share of Common Stock in the Make-Whole Fundamental Change being cash in amount equal to $335.00); and

(iii)	from and after the Effective Date, Holders of Notes are entitled to convert the Notes only into the cash Reference Property.

2.	Notice of Make-Whole Fundamental Change and Change to Conversion Rate

Pursuant to Section 4.04(b) of the Original Indenture, the Company hereby notifies the Holders, the Trustee, the Paying Agent and the Conversion Agent that the Merger constitutes a Make-Whole Fundamental Change and was effective as of the Effective Date (the “Merger Make-Whole Fundamental Change”).

Pursuant to Section 4.04(b) of the Original Indenture, if a Holder elects in connection with the Merger Make-Whole Fundamental Change, and during the applicable Make-Whole Fundamental Change Period, to convert its Notes in the manner prescribed by the Indenture, the Company shall increase the Conversion Rate for the Notes so surrendered by a number of additional shares of Common Stock (the “Additional Shares”).

Pursuant to Section 4.04(b) of the Original Indenture, the Additional Shares in connection with the Merger Make-Whole Fundamental Change equal 0.4009 based on an Effective Date of May 31, 2024 and the Conversion Rate applicable during the Make-Whole Fundamental Change Period applicable to the Merger Make-Whole Fundamental Change equals 3.8604 shares of Common Stock per $1,000 principal amount of Notes (equal to the sum of the base Conversion Rate of 3.4595 shares and 0.4009 Additional Shares).

Pursuant to Section 2.01 of the Supplemental Indenture and Article 4 of the Original Indenture, Holders that elect to properly convert their Notes in connection with the Merger Make-Whole Fundamental Change are entitled to receive cash in an amount equal to $1,293.23 for every $1,000 principal amount of Notes converted.

In order to receive cash of $1,293.23 for every $1,000 principal amount of Notes converted, Holders must convert their Notes with a Conversion Date that occurs during the applicable Make-Whole Fundamental Change Period. With respect to the Merger Make-Whole Fundamental Change, the Make-Whole Fundamental Change Period commences on the Effective Date and continues until the Business Day immediately preceding the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date is July 1, 2024. In order to convert their Notes, Holders must comply with the procedures set forth in Section 4.02(b) of the Original Indenture.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC,” and such rules and procedures, the “Applicable Procedures”) prior to the end of the Make-Whole Conversion Period.

Holders may not convert their Notes if they have submitted a Repurchase Exercise Notice as described below unless they withdraw such Repurchase Exercise Notice in accordance with Section 3.05(c) of the Original Indenture as described below.

3.	Notice of Fundamental Change and Fundamental Change Repurchase Date

Pursuant to Section 3.05(a) of the Original Indenture, as a result of the Fundamental Change, each Holder has the right, subject to and in accordance with Article 3.05 of the Original Indenture, to require the Company to purchase all or any portion of such Holder’s Notes (the “Fundamental Change Repurchase Right”) in a principal amount that is equal to $1,000.00 or an integral multiple thereof on July 1, 2024 (the “Fundamental Change Repurchase Date”). The Company will purchase such Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”). The amount payable on the Notes, including accrued and unpaid interest, will be approximately $1,003.78 per $1,000.00 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn.

Pursuant to Section 3.05(c) of the Original Indenture, Holders may exercise their Fundamental Change Repurchase Right by (i) delivering to the Paying Agent, a notice (the “Fundamental Change Repurchase Notice”) in compliance with the Applicable Procedures prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date (the “Fundamental Change Expiration Date”) and (ii) effecting a book-entry transfer of the in compliance with the Applicable Procedures.

Pursuant to 3.05(c) of the Original Indenture, any Holder may withdraw, in whole or in part, its submission of a Fundamental Change Repurchase Notice by means of a notice of withdrawal that complies with the Applicable Procedures.

As of May 31, 2024, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered in compliance with the Applicable Procedures.

The Fundamental Change Repurchase Price for any Notes that are validly surrendered and not validly withdrawn will be paid by the Paying Agent, pursuant to Section 3.05(d) of the Original Indenture. The Fundamental Change Repurchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and this Notice of Fundamental Change and any related notice materials, as amended and supplemented from time to time.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company, or other nominee must contact such nominee if such Holder desires to exercise its Fundamental Change Repurchase Right and instruct such nominee to deliver a Fundamental Change Repurchase Notice and surrender the Notes on such Holder’s behalf in compliance with the Applicable Procedures prior to the close of business on the Fundamental Change Expiration Date.

Holders who are DTC participants should deliver the Fundamental Change Repurchase Notice and surrender their Notes to the Paying Agent electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system prior to the close of business on the Fundamental Change Expiration Date.

You bear the risk of untimely submission of the Fundamental Change Repurchase Notice. You must allow sufficient time for completion of the necessary DTC procedures before the close of business on the Fundamental Change Expiration Date, after which time you will not be able to exercise the Fundamental Change Repurchase Right.

By delivering, or instructing your nominee to deliver, the Fundamental Change Repurchase Notice to the Paying Agent in compliance with the Applicable Procedures, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Notice.

Alternatively, Holders who wish to convert their Notes in connection with the Merger Make-Whole Fundamental Change as described in 2. above cannot do so if they have submitted a Repurchase Exercise Notice with respect to such Notes unless they withdraw such Repurchase Exercise Notice pursuant to Section 3.05(c) of the Original Indenture as described above.

As described in 2. above, the Conversion Rate for Notes converted in connection with the Merger Make-Whole Fundamental Change will be 3.8604 shares of Common Stock per $1,000 principal amount of Notes (equal to the sum of the base Conversion Rate of 3.4595 shares and 0.4009 Additional Shares). As a result, Holders who so convert their Notes will be entitled to receive cash Reference Property of $1,293.23 per $1,000 principal amount of Notes.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes in compliance with the Applicable Procedures prior to the end of the Make-Whole Conversion Period.

The value that you would currently receive if you validly exercised the Fundamental Change Repurchase Right is substantially less than the value that you would expect to receive if you converted your Notes during the Make-Whole Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to convert your Notes during the Make-Whole Conversion Period and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company or its board of directors, as applicable, or its or their respective employees, advisors, or representatives, Parent or its affiliates, the Trustee, the Paying Agent or Conversion Agent are making any representation or recommendation to any Holder as to whether Holders should elect to require the Company to repurchase their Notes or convert their Notes.

The Trustee, Paying Agent and Conversion Agent:

U.S. Bank Trust Company, National Association

Registered & Certified Mail:	Regular Mail or Overnight Courier:	In Person by Hand Only:
U.S. Bank Trust Company, National Association 111 Fillmore Avenue E St. Paul, Minnesota 55107 Attn: Specialized Finance	U.S. Bank Trust Company, National Association 111 Fillmore Avenue E St. Paul, Minnesota 55107 Attn: Specialized Finance	U.S. Bank Trust Company, National Association 111 Fillmore Avenue E St. Paul, Minnesota 55107 Attn: Specialized Finance

*

The CUSIP number listed above is for information purposes only. None of the Company, the Trustee, the Paying Agent or Conversion Agent shall be responsible for the selection or use of the CUSIP number, nor is any representation made to the correctness or accuracy of the CUSIP number, if any, listed in this or any other notice.

The date of this Notice is May 31, 2024.

Sincerely,

/s/ Trinh Phung
Name: Trinh Phung
Title: Chief Financial Officer

Shockwave Medical, Inc.